Press Release iStar Reports First Quarter 2020 Results NEW YORK, April 30, 2020 iStar Inc. (NYSE: STAR) today reported results for the first quarter ended March 31, 2020. The Company also launched its new website at www.istar.com. Investors may access iStar’s 2019 annual report, 2020 proxy statement and inaugural ESG report in the “Investors” section of the new site. Highlights include: o Unrealized gains on Safehold investment increased over $500 million year-to-date o Strong balance sheet with approximately $435 million of current cash and revolver availability o Continued monetization of legacy assets, resulting in an 8% reduction in total legacy assets o Expanded senior management team with addition of new CFO, Jeremy Fox-Geen, and promotion of Brett Asnas to EVP, Head of Capital Markets o Net income (loss) of ($0.28) per diluted common share o Adjusted earnings of $0.14 per diluted common share “Despite the current market disruption, iStar continues to execute its strategy - scaling the ground lease platform, strengthening its balance sheet, and simplifying its business,” said Jay Sugarman, Chairman and Chief Executive Officer. “With ample cash availability and no corporate debt maturities for 2.5 years, iStar is well positioned to navigate these uncertain markets and remains focused on its unique mission to reinvent the ground lease industry.” 1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 investors@istar.com

The Company published a presentation detailing its results and a reconciliation of non-GAAP financial metrics, which can be found on its website, in the "Investors" section. The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through iStar's website and by using the dial-in information listed below: Dial-In: 877.226.8216 International: 409.207.6983 Access Code: 2081032 A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 1:00 p.m. ET on April 30, 2020 through 11:59 p.m. ET on May 14, 2020 by calling: Replay: 866.207.1041 International: 402.970.0847 Access Code: 3183044    iStar Inc. (NYSE: STAR) is focused on reinventing the ground lease sector, unlocking value for real estate owners throughout the country by providing modern, more efficient ground leases on all types of properties. As the founder, investment manager and largest shareholder of Safehold Inc. (NYSE: SAFE), the first publicly traded company to focus on modern ground leases, iStar is helping create a logical new approach to the way real estate is owned, and continues to use its historic strengths in finance and net lease to expand this unique platform. Recognized as a consistent innovator in the real estate markets, iStar specializes in identifying and scaling newly discovered opportunities and has completed more than $40 billion of transactions over the past two decades. Additional information on iStar is available on its website at www.istar.com. Company Contact: Jason Fooks, Senior Vice President of Investor Relations & Marketing 1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 investors@istar.com